UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 18, 2007

CTC MEDIA, INC. (Exact Name of Registrant as Specified in Charter)

Delaware	000-52003	58-1869211
(State or OtherJurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Pravda Street, 15A Moscow, Russia	125124
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: +7-495-785-6333

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

                Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

   ☐         Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

   ☐         Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

   ☐         Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

   ☐         Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 —                 Entry into a Material Definitive Agreement.

On December 18, 2007, CTC Media, Inc. (“CTC Media”) and its wholly owned subsidiary, CJSC “CTC Network” (collectively “CTC”), entered into definitive share purchase agreements to acquire 100% of the share capital of two Russian production companies, COSTAFILM Limited Local Corporation and SOHO MEDIA LLC, with combined purchase prices of approximately $50 million payable in cash over the next three years.

COSTAFILM is a management-owned Russian production company which has historically specialized in producing programming for the CTC network.  Under the terms of the COSTAFILM share purchase agreement, CTC will pay an aggregate of approximately $11 million in cash on closing to the four individual owners of the acquired company.  Annual cash earn-out payments of up to an aggregate of $29 million will be payable to such owners subject to the achievement of certain performance criteria for the 2008, 2009 and 2010 financial years.

CTC has also agreed to acquire SOHO MEDIA, a production company specializing in entertainment TV shows.  On closing, CTC will pay the two individual owners of SOHO Media an aggregate of approximately $4 million in cash.  Subject to meeting annual performance criteria for the 2008, 2009 and 2010 financial years, CTC will also be required to make aggregate annual cash earn-out payments to such owners of up to $6 million.

The definitive share purchase agreements contain customary representations and warranties, covenants and conditions to closing. CTC expects the closings to occur in the first quarter of 2008.

On December 19, 2007, CTC issued a press release regarding, among other things, the execution of the definitive share purchase agreements.  A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01 —          Financial Statements and Exhibits.

(d) Exhibits

99.1                           Press Release dated December 19, 2007 — “CTC Media Vertically Integrates into Program Rights Management and Production: Acquires Two Russian Production Companies.” (furnished only)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CTC MEDIA, INC.

Date: December 21, 2007	By:	/S/ Boris Podolsky
Name: Boris Podolsky
Title:Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated December 19, 2007 — “CTC Media Vertically Integrates into Program Rights Management and Production: Acquires Two Russian Production Companies.” (furnished only)